                                                Exhibit 99.1

JELD-WEN Delivers Revenue Growth and Margin Expansion in Fourth Quarter 2020
February 16, 2021

Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE:JELD) today announced results for the three months and full year ended December 31, 2020, including fourth quarter net revenue of $1,151.3 million, net income of $43.2 million, adjusted EBITDA of $115.4 million, earnings per share ("EPS") of $0.42, and adjusted EPS of $0.45, as well as full year cash flow from operations of $355.7 million. Comparability is to the same period in the prior year, unless otherwise noted. References to "core" financial results exclude the impact of foreign exchange and acquisitions completed in the last twelve months.

Fourth Quarter 2020 Highlights
•Net revenue increased by 7.7% to $1,151.3 million, driven primarily by a 5% increase in core revenue
•Core revenue increased in all three reporting segments, as volumes improved sequentially
•Adjusted EBITDA increased by 29.4% to $115.4 million
•Core adjusted EBITDA margin increased 190 basis points, including margin expansion in all three reporting segments
•Full year 2020 free cash flow improved $92.2 million to a record $258.8 million
•Strong balance sheet and financial position with record liquidity of $1,121.5 million and net debt leverage of 2.3x

“In a challenging operating environment, we delivered significant revenue growth and margin expansion,” said Gary S. Michel, president and chief executive officer. “This quarter's results exemplify the progress we’ve made as a global team to drive improvement in our operations and consistency in our financial results through the disciplined execution of our business operating system, the JELD-WEN Excellence Model or JEM. We achieved a number of key financial milestones in the quarter as well, delivering the highest rate of core revenue and adjusted EBITDA growth since 2017, generating record full year free cash flow, and significantly reducing net debt leverage. I am proud of our associates around the world who took deliberate action to deliver for our customers, shareholders, and the communities where we live and work, in a safe and productive way.”

"We enter 2021 with positive operating momentum and supportive market dynamics," stated Mr. Michel. "We expect strong housing fundamentals for North America residential new construction, supportive markets in Europe, and a stabilizing residential new construction market in Australasia to provide tailwinds for demand growth. From this backdrop, we are well positioned to deliver sustained revenue growth and margin expansion this year through the disciplined deployment of JEM, the continued execution of the facility rationalization and modernization program, and the benefits of our commercial excellence initiatives including innovation, customer segmentation, and price discipline to offset accelerating inflation. We are excited about the years ahead as we continue to transform JELD-WEN into a premier building products company.”

Fourth Quarter 2020 Results
•Core revenue growth and margin expansion achieved in North America, Europe, and Australasia segments
•Favorable price/cost for the ninth consecutive quarter
•North America core margin expanded 310 basis points, the third straight quarter of core margin expansion
•Europe core margin expanded 330 basis points, the sixth consecutive quarter of core margin expansion and an acceleration from the third quarter
•Australasia core margin expanded 190 basis points, the first quarter of core margin expansion since the second quarter of 2018
Net revenue for the three months ended December 31, 2020 increased $82.7 million, or 7.7%, to $1,151.3 million, compared to $1,068.6 million for the same period last year. The increase in net revenue was primarily driven by a 5% positive impact from core revenue and a 3% positive impact from foreign exchange. Core revenue increased due to a 4% pricing benefit and a 1% positive contribution from volume/mix.
Net income was $43.2 million during the fourth quarter, compared to net income of $7.8 million in the same quarter last year, an increase of $35.4 million. The increase in net income was primarily due to higher gross profit from improved price realization and operational improvements, as well as tax benefits, partially offset by higher SG&A. Adjusted net income for the fourth quarter increased $21.8 million, or 90.5%, to $45.9 million, compared to $24.1 million in the same quarter last year.
In late 2020, the U.S. Treasury Department finalized rules governing the application of the GILTI provision of U.S. tax reform legislation, which now includes an option for a High Tax Exclusion ("HTE") election, retroactive for 2018 and 2019. In the fourth quarter, JELD-WEN elected the HTE, which reduces the impact of GILTI originally included in prior periods and reinstates certain net operating loss tax benefits previously utilized, resulting in a net tax benefit of $10.8 million. Excluding the impact of GILTI and the one-time benefits of the HTE election, the fourth quarter effective tax rate was 21.4%.
EPS for the fourth quarter was $0.42, compared to $0.08 for the same quarter last year. Adjusted EPS was $0.45, compared to $0.24 a year ago.
Adjusted EBITDA increased $26.2 million, or 29.4%, to $115.4 million, compared to the same quarter last year. Adjusted EBITDA margin of 10.0% increased by 160 basis points compared to the prior year. Fourth quarter 2020 core adjusted EBITDA margin increased by 190 basis points compared to the prior year primarily due to improved price realization and favorable productivity.

On a segment basis for the fourth quarter of 2020, compared to the same period last year:

•North America - Net revenue increased $29.0 million, or 4.5%, to $671.5 million, due to a 5% increase in core revenue. Core revenue increased primarily due to a 6% pricing benefit, partially offset by a 1% volume/mix headwind. Adjusted EBITDA margin expanded by 300 basis points to 12.4%.
•Europe - Net revenue increased $43.4 million, or 14.9%, to $333.8 million, due to a 8% increase in core revenue and a 7% positive impact from foreign exchange. Core revenue increased primarily due to a 6% increase in volume/mix and a 2% pricing benefit. Adjusted EBITDA margin expanded 330 basis points to 13.4%.
•Australasia - Net revenue increased $10.3 million, or 7.6%, to $146.0 million, due to a 6% favorable impact from foreign exchange and a 2% increase in core revenue. Core revenue increased primarily due to a 3% increase in volume/mix, partially offset by a 1% pricing headwind. Adjusted EBITDA increased $3.5 million, while adjusted EBITDA margins increased 150 basis points to 13.7%.

Full Year 2020 Results
•Net revenue decreased 1.3%, as positive price was offset by volume/mix weakness related to the demand impact of the COVID-19 pandemic and headwinds in the Australia housing market
•Core adjusted EBITDA margins increased 100 basis points driven by favorable price/cost, productivity savings, and overhead cost controls, partially offset headwinds from volume/mix

Net revenue for the twelve months ended December 31, 2020 decreased $54.1 million, or 1.3%, to $4.236 billion, compared to $4.290 billion for the same period last year. The decrease was driven by a 2% decrease in core revenues. Net income increased $28.6 million, or 45.4%, to $91.6 million, compared to $63.0 million in the same period last year. The increase in net income was primarily due to higher gross profit from favorable price and productivity savings, and a lower effective tax rate. Adjusted EBITDA increased $31.4 million, or 7.6%, to $446.4 million, compared to $415.0 million in the same period last year. Adjusted EBITDA margins increased 80 basis points to 10.5%, from 9.7% in the same period a year ago.

Cash Flow and Balance Sheet
•Full year cash flow from operations of $355.7 million, an increase of $52.9 million
•Full year free cash flow improved by $92.2 million year-over-year to a record $258.8 million
Cash flow from operations totaled $355.7 million in 2020, compared to cash flow from operations of $302.7 million during the same period a year ago. The increase in cash flow from operations was primarily due to the increase in net income, an improvement in working capital, and reduced cash taxes. Free cash flow generated in 2020 improved $92.2 million year-over-year to $258.8 million, from $166.5 million a year ago, due to an increase in cash flow from operations and a reduction in capital expenditures.
Cash and cash equivalents as of December 31, 2020 were $735.8 million, compared to $226.0 million as of December 31, 2019. Total debt as of December 31, 2020 was $1.768 billion, compared to $1.517 billion as of December 31, 2019.
Total liquidity, including cash and cash equivalents and undrawn committed credit facilities, was a record $1,121.5 million as of December 31, 2020, compared to total liquidity of $554.5 million as of December 31, 2019.

Full Year 2021 Outlook
•Net revenue growth expected to be within a range of 4.0% to 7.0%
•Adjusted EBITDA anticipated to be within a range of $480 million to $520 million
•Projected capital expenditures are expected to be within a range of $135 million to $145 million
The 2021 outlook assumes revenue growth from the acceleration of housing demand in our primary markets, improved product mix, increased pricing, and a small positive impact from foreign exchange. The 2021 outlook also assumes margin expansion from volume, pricing, and productivity, partially offset by higher expenses related to inflation and SG&A.
"Despite the effects of the pandemic and other unique headwinds in 2020, we delivered strong financial performance through the disciplined deployment of JEM and strategies to expand our capability to serve customers," said Mr. Michel. "The momentum in growth and margin expansion, the strength of our balance sheet, and demand tailwinds from favorable market conditions, position us nicely to deliver further progress in 2021."

Conference Call Information
JELD-WEN management will host a conference call on February 16, 2021, at 8 a.m. EST, to discuss the company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the company's website at http://investors.jeld-wen.com, or by dialing (833) 921-1640 and using ID 5974226. A slide presentation highlighting the company’s results will also be available on the Investor Relations section of the company’s website.
For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call.
To learn more about JELD-WEN, please visit the company’s website at http://investors.jeld-wen.com.

About JELD-WEN
JELD-WEN, founded in 1960, is one of the world’s largest door and window manufacturers, operating manufacturing and distribution facilities in 19 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, N.C., JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. JELD-WEN is a recognized leader in manufacturing energy-efficient products and has been an ENERGY STAR® Partner since 1998. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia.

Investor Relations Contact:
JELD-WEN Holding, Inc.
Chris Teachout
Director, Investor Relations
704-378-7007
investors@jeldwen.com

Media Contact:
JELD-WEN Holding, Inc.
Noreen Pratscher
Vice President, Corporate Communications
704-526-4146
corporate@jeldwen.com

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements by our CEO and statements regarding our business strategies and ability to execute on our plans, market potential, future financial performance, customer demand, the potential of our categories, brands and innovations, the impact of our footprint rationalization and modernization program, our pipeline of productivity projects, the estimated impact of tax reform on our results, litigation outcomes, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events. Forward-looking statements are generally identified by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans, expectations, assumptions, estimates, and projections of our management. Although we believe that these statements are based on reasonable expectations, assumptions, estimates and projections, they are only predictions and involve known and unknown risks, many of which are beyond our control that could cause actual outcomes and results to be materially different from those indicated in such statements.

The assumptions underlying the guidance provided for 2021 include revenue growth from the acceleration in housing demand in our primary markets; improved product mix; increased pricing; a small positive impact from foreign exchange; and margin expansion from volume, pricing, and productivity, partially offset by higher expenses related to material and freight inflation and SG&A. Additionally, the outlook assumes no new COVID-19 lockdowns or restrictions, which could unfavorably impact our operations, labor availability, and supply chain continuity.

Risks and uncertainties that could cause actual results to differ materially from such statements include risks associated with the impact of the COVID-19 pandemic on the company and our employees, customers, and suppliers, and other factors, including the factors discussed in our Annual Reports on Form 10-K and our other filings with the Securities and Exchange Commission.

The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release. The company provides certain guidance solely on a non-GAAP basis because the company cannot predict certain elements that are included in certain reported GAAP results, including the variables and individual adjustments necessary for a reconciliation to GAAP. While management is not able to specifically quantify the reconciliation items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of such factors as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP results.

We use adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes adjusted EBITDA and adjusted EBITDA margin are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use adjusted EBITDA and adjusted EBITDA margin to measure our financial performance and also to report our results to our board of directors. Further, our executive incentive compensation is based in part on adjusted EBITDA. In addition, we use adjusted EBITDA for purposes of calculating compliance with our debt covenants in certain of our debt facilities. adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define adjusted EBITDA as net income (loss), adjusted for the following items: loss from discontinued operations, net of tax; equity earnings of non-consolidated entities; income tax (benefit) expense; depreciation and amortization; interest expense, net; impairment and restructuring charges; gain on previously held shares of equity investment; (gain) loss on sale of property and equipment; share-based compensation expense; non-cash foreign exchange transaction/translation (income) loss; other non-

cash items; other items; and costs related to debt restructuring and debt refinancing. adjusted EBITDA margin is defined as adjusted EBITDA divided by net revenues.

We present several financial metrics in "core" terms, which exclude the impact of foreign exchange and acquisitions completed in the last twelve months. We use core adjusted EBITDA, which we define as adjusted EBITDA excluding the impact of foreign exchange and acquisitions completed in the last twelve months. We define core revenue as revenue excluding the impact of foreign exchange and acquisitions completed in the last twelve months. Our use of core margin is defined as core adjusted EBITDA divided by core revenue. These "core" metrics assist management, investors, and analysts in understanding the organic performance of the operations.

We present free cash flow because we believe it assists investors and analysts in determining the quality of our earnings. We also use free cash flow to measure our financial performance and to report to our board of directors. In addition, our executive incentive compensation is based in part on free cash flow. We define free cash flow as cash flow from operations less capital expenditures (including purchases of intangible assets). Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure. We also present net debt leverage because it is a key financial metric that is used by management to asses the balance sheet risk of the company. We define net debt leverage as net debt (total principal debt outstanding less unrestricted cash) divided by adjusted EBITDA for the last twelve month period.

Adjusted net income represents net income adjusted for certain items as presented in our reconciliation of non-GAAP, including the after-tax impact of i) non-cash foreign currency (gains) losses, ii) impairment and restructuring charges, iii) one-time non-cash gains, and iv) other non-recurring expenses associated with mergers and acquisitions and litigation. Adjusted EPS represents net income per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate adjusted net income as described above. Where applicable, such items are tax-effected at our estimated annual adjusted effective tax rate.

Other companies may compute these measures differently. Non-GAAP metrics should not be considered as alternatives to any other measures derived in accordance with GAAP.

Due to rounding, numbers presented throughout this release may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Three Months Ended
	December 31, 2020	December 31, 2019	% Variance
Net revenues	$1,151.3	$1,068.6	7.7%
Cost of sales	907.3	868.2	4.5%
Gross margin	244.0	200.4	21.7%
Selling, general and administrative	181.8	158.5	14.8%
Impairment and restructuring charges	0.3	4.2	(91.9)%
Operating income	61.8	37.8	63.6%
Interest expense, net	20.3	18.1	12.6%
Other (income) expense	0.7	(0.1)	(676.9)%
Income (loss) before taxes	40.8	19.8	105.4%
Income tax expense (benefit)	(2.5)	12.0	(120.6)%
Net income (loss)	$43.2	$7.8	454.6%
Other financial data:
Adjusted EBITDA(1)	$115.4	$89.2	29.4%
Adjusted EBITDA Margin(1)	10.0%	8.4%

(1)Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information.”

	Year Ended
	December 31, 2020	December 31, 2019	% Variance
Net revenues	$4,235.7	$4,289.8	(1.3)%
Cost of sales	3,333.8	3,417.2	(2.4)%
Gross margin	901.9	872.5	3.4%
Selling, general and administrative	702.7	660.6	6.4%
Impairment and restructuring charges	10.5	21.6	(51.4)%
Operating income	188.7	190.4	(0.9)%
Interest expense, net	74.8	71.8	4.2%
Other (income) expense	(2.8)	(1.4)	95.3%
Income (loss) before taxes	116.7	120.0	(2.8)%
Income tax expense (benefit)	25.1	57.1	(56.0)%
Net income (loss)	$91.6	$63.0	45.4%
Other financial data:
Adjusted EBITDA(1)	$446.4	$415.0	7.6%
Adjusted EBITDA Margin(1)	10.5%	9.7%

(1)Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information.”

JELD-WEN Holding, Inc.
Selected Financial Data (Unaudited)
(In millions)

	December 31, 2020	December 31, 2019
Consolidated balance sheet data:
Cash and cash equivalents	$735.8	$226.0
Accounts receivable, net	477.5	469.8
Inventories	512.2	505.1
Total current assets	1,760.7	1,243.3
Total assets	3,964.7	3,381.3
Accounts payable	269.9	295.0
Total current liabilities	867.6	768.8
Total debt	1,768.0	1,517.4
Total shareholders’ equity	1,004.5	812.1

	Year Ended
Consolidated statement of cash flows data:	December 31, 2020	December 31, 2019
Net cash flow provided by (used in):
Operating activities	$355.7	$302.7
Investing activities	(82.0)	(184.9)
Financing activities	207.9	(6.4)

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Year Ended
(amounts in millions)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net income	$43.2	$7.8	$91.6	$63.0
Income tax expense (benefit)	(2.5)	12.0	25.1	57.1
Depreciation and amortization	34.9	34.2	134.6	134.0
Interest expense, net	20.3	18.1	74.8	71.8
Impairment and restructuring charges(1)	0.3	4.2	10.7	22.7
(Gain) loss on sale of property and equipment	(1.5)	0.7	(4.2)	1.7
Share-based compensation expense	4.7	2.7	16.4	13.3
Non-cash foreign exchange transaction/translation loss (income)	2.3	(0.2)	12.9	3.4
Other items (2)	13.5	9.7	84.1	47.3
Costs relating to debt restructuring and debt refinancing	—	—	0.2	—
Other non-cash items (3)	—	—	—	0.7
Adjusted EBITDA	$115.4	$89.2	$446.4	$415.0

(1)Impairment and restructuring charges consist of (i) impairment and restructuring charges that are included in our consolidated statements of operations plus (ii) additional charges relating to inventory and/or manufacturing of our products that are included in cost of sales in our consolidated statements of operations in the amount of $0.3 and $1.2 for the year ended December 31, 2020 and December 31, 2019, respectively.
(2)Other non-recurring items not core to ongoing business activity include: (i) in the three months ended December 31, 2020 (1) $5.3 in legal costs and accruals and professional expenses relating primarily to litigation, (2) $6.8 in expenses related to environmental matters, and (3) $1.4 in facility closure, consolidation, and startup costs; (ii) in the three months ended December 31, 2019 (1) $3.4 in facility closure, consolidation, and startup costs, (2) $3.0 legal costs and professional expenses relating primarily to litigation, (3) $1.5 in acquisition and integration costs, (4) $1.0 in miscellaneous costs, and (5) $0.7 in equity compensation to employees in our Australasia region; (iii) in the year ended December 31, 2020 (1) $67.1 in legal costs and accruals and professional expenses relating primarily to litigation, (2) $7.5 in expenses related to environmental matters, (3) $6.7 in facility closure, consolidation, and startup costs, (4) $1.2 in one-time lease termination charges, and (5) $1.1 of realized losses on hedges of intercompany notes; (iv) in the year ended December 31, 2019 (1) $19.1 in facility closure, consolidation, and startup costs, (2) $15.0 in acquisition and integration costs including $7.1 related to purchase price structured by the former owners as retention payments for key employees of a recent acquisition, (3) $12.9 in legal costs and professional expenses relating primarily to litigation, (4) $(3.1) of realized gains on hedges of intercompany notes, (5) $1.9 in miscellaneous costs, (6) $0.7 in equity compensation to employees in our Australasia region, and (7) $0.7 in costs related to departure of former executives.
(3)Other non-cash items include $0.7 in the year ended December 31, 2019.
The prior period information has been reclassified to conform with current period presentation.

	Three Months Ended		Year Ended
(amounts in millions, except share and per share data)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net income	$43.2	$7.8	$91.6	$63.0
Legal costs and professional expenses	5.3	3.0	67.1	12.9
Environmental Matters	6.8	—	7.5	—
Non-cash foreign exchange transactions/translation (income) loss	2.3	(0.2)	12.9	3.4
Impairment and restructuring charges	0.3	4.2	10.7	22.7
Facility closure and consolidation charges	1.4	3.4	6.7	19.1
Acquisition and integration charges	—	1.5	—	15.0
Adjusted tax impact	(13.5)	4.4	(37.4)	(13.9)
Adjusted net income (1)	$45.9	$24.1	$159.2	$122.2

Diluted net income per share	$0.42	0.08	$0.90	0.62
Legal and professional fees	0.05	0.03	0.66	0.13
Environmental Matters	0.08	—	0.07	—
Non-cash foreign exchange transactions/translation loss	0.02	—	0.13	0.03
Impairment and restructuring charges	—	0.04	0.11	0.22
Facility closure and consolidation charges	0.01	0.03	0.07	0.19
Acquisition and integration charges	—	0.02	—	0.15
Adjusted tax impact	(0.13)	0.04	(0.37)	(0.14)
Adjusted net income per share (1)	$0.45	$0.24	$1.57	$1.20

Diluted shares used in adjusted EPS calculation represent the fully dilutive shares for the three and twelve months ended December 31, 2020 and December 31, 2019, respectively.	102,426,124	101,628,811	101,681,981	101,464,325
(1)Except as otherwise noted, adjustments to net income and net income per share are tax-effected at an adjusted tax rate of 25.3% for the three and twelve months ended December 31, 2020; and 27.4% and 28.7% for the three and twelve months ended December 31, 2019.
The prior period information has been reclassified to conform with current period presentation.

	Year Ended
	December 31, 2020	December 31, 2019
Net cash provided by operating activities	$355.7	$302.7
Less capital expenditures	96.9	136.2
Free cash flow (1)	$258.8	$166.5
(1)Free cash flow is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of free cash flow, see above under the heading "Non-GAAP Financial Information".

	Year Ended
	December 31, 2020	December 31, 2019
Total debt	$1,768.0	$1,517.4
Less cash and cash equivalents	735.8	226.0
Net debt	$1,032.2	$1,291.4
Divided by adjusted EBITDA	$446.4	$415.0
Net debt leverage(1)	2.3x	3.1x
(1)Net debt leverage is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of net debt leverage, see above under the heading "Non-GAAP Financial Information".

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	December 31, 2020	December 31, 2019
Net revenues from external customers			% Variance
North America	$671.5	$642.4	4.5%
Europe	$333.8	$290.4	14.9%
Australasia	$146.0	$135.7	7.6%
Total Consolidated	$1,151.3	$1,068.6	7.7%
Adjusted EBITDA(1)
North America	$83.4	$60.4	38.2%
Europe	$44.7	$29.4	52.2%
Australasia	$20.0	$16.5	21.2%
Corporate and unallocated costs	$(32.8)	$(17.0)	92.3%
Total Consolidated	$115.4	$89.2	29.4%

(1)Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information.”

	Year Ended
	December 31, 2020	December 31, 2019
Net revenues from external customers			% Variance
North America	$2,529.0	$2,534.3	(0.2)%
Europe	1,187.8	1,178.4	0.8%
Australasia	518.9	577.0	(10.1)%
Total Consolidated	$4,235.7	$4,289.8	(1.3)%
Adjusted EBITDA(1)
North America	$316.0	$267.3	18.2%
Europe	136.4	116.2	17.4%
Australasia	62.4	74.5	(16.2)%
Corporate and unallocated costs	(68.4)	(43.0)	59.0%
Total Consolidated	$446.4	$415.0	7.6%

(1)Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information.”